Exhibit 99.4
Final Transcript
Conference Call Transcript
ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Event Date/Time: Aug 17, 2010 / 12:30PM GMT

THOMSON REUTERS STREETEVENTS   |   www.streetevents.com   |   Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
CORPORATE PARTICIPANTS
Eric Cerny
Abercrombie & Fitch Co. — Manager — IR
Michael Jeffries
Abercrombie & Fitch Co. — Chairman, CEO
Jonathan Ramsden
Abercrombie & Fitch Co. — EVP, CFO
CONFERENCE CALL PARTICIPANTS
Jeff Klinefelter
Piper Jaffray — Analyst
Janet Kloppenberg
JJK Research — Analyst
Edward Yruma
KeyBanc Capital Markets — Analyst
Brian Tunick
JPMorgan — Analyst
Christine Chen
Needham & Company — Analyst
Stacy Pak
SP Research — Analyst
Evren Kopelman
Wells Fargo Securities — Analyst
Michelle Tan
Goldman Sachs — Analyst
Richard Jaffe
Stifel Nicolaus — Analyst
Lorraine Hutchinson
BofA Merrill Lynch — Analyst
Robert Samuels
Phoenix Partners — Analyst
Dorothy Lakner
Caris & Company — Analyst
John Morris
BMO Capital Markets — Analyst
Jennifer Black
Jennifer Black & Associates — Analyst
Robin Murchison
SunTrust Robinson Humphrey — Analyst
Marni Shapiro
The Retail Tracker — Analyst
Laura Champine
Cowen and Company — Analyst
Roxanne Meyer
UBS — Analyst
Dana Telsey
Telsey Advisory Group — Analyst

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Amy Noblin
Weeden & Co — Analyst
Howard Tubin
RBC Capital Markets — Analyst
Sam Panella
Raymond James — Analyst
Linda Tsai
MKM Partners — Analyst
PRESENTATION
Operator
Good day, everyone. Welcome to the Abercrombie & Fitch second quarter earnings results conference call. Today’s conference is being recorded. (Operator Instructions). We will open the call to take your questions at the end of the presentation. We ask that you limit yourself to one question during the question and answer session. At this time, I would like to turn the conference over to Mr. Eric Cerny. Mr. Cerny, please go ahead, sir.
Eric Cerny — Abercrombie & Fitch Co. — Manager — IR
Good morning and welcome to our second quarter earnings call. Earlier this morning we released our second quarter sales and earnings, balance sheet, income statement, store opening and closing summary, and an updated financial history. Please feel free to reference these materials, available on our website. Also available on our website is an investor presentation, which we will be referring to in our comments during this call. This call is being recorded and the replay may be accessed through the Internet at Abercrombie.com, under the investor section.
Before we begin, I’ll remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings. Today’s earnings call will be limited to one hour. We will begin the call with a few brief remarks from Mike, followed by a review of the financial performance for the quarter from Jonathan Ramsden. After our prepared comments, we will be available to take your questions for as long as time permits. Please limit yourself to one question so that we can speak with as many callers as possible.
As a reminder, the after-tax operating results of Ruehl for 2009 and prior periods are now included in discontinued operations, and income statement and related comparisons to prior year, therefore generally exclude Ruehl. Now I’ll turn the call over to Mike.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning, everyone. Thank you for joining us. We are pleased with the progress we are making as we pursue our strategy of leveraging the international appeal of our iconic brands to build a highly profitable sustainable global business. We achieved growth both domestically and internationally during the quarter. We are gaining traction and we are very excited by what we see ahead of us.
In that context, I want to take a few minutes to recap how we see the state of our business today and to talk about our progress on some of the key initiatives we have discussed in recent calls. Starting with our domestic business, we are pleased that all of the brands achieved positive comps for the quarter. We are particularly pleased with the performance of the flagship and tourist stores, both on an absolute and a relative basis.
Year-to-date, our US tourist stores produced double digit comps and as you know, we operate these locations without many of the sale events and promotions that we have run in the rest of the chain. At the same time, we are also pleased that our non-tourist stores for all brands were in positive territory for the quarter. I want to make special mention of our Hollister Epic store in Soho, which has posted very strong comps since it entered the comp base a few weeks ago.
Next, we believe that our marketing and promotional activities for the quarter were effective and appropriately timed. We also believe that the promotions were effective in driving overall gross profit dollars. Substantially all of the promotions we ran during the quarter were planned in advance and were driven by our expectation that they would be effective in driving sales productivity and gross profit dollars. As we said at the beginning of the year, we are willing to tolerate some gross margin rate erosion in the near term to accomplish that.

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
While it is too early to speak to back-to-school results, I can also tell you that I feel very good about the look and feel of our stores today. We have great product in both men’s and women’s. We are gaining traction with trends, and importantly, we have inventory behind these trends. The marketing in all of the brands is exciting and energetic, and we are engaging with our customer in ways that promote some of our key back-to-school items. We have an appropriate mix of fashion and basic items in the assortment, and we intentionally took a more wear now approach to our back-to-school floor set.
Most importantly, I feel that we are now properly organized in merchandising, planning and design to deliver sustainable growth domestically and internationally. Having said that, the performance of a number of our domestic stores remains unsatisfactory and to that end, we remain committed to a store closure plan, particularly for the A&F and Kids brands. Jonathan will provide details on this in a few minutes.
Moving to our international business, we are very happy with the performance of both our stores and direct-to-consumer business. Our UK Hollister stores continued to comp positively in aggregate for the quarter. The London flagship had double digit comps for the quarter and Milan and Ginza continued to perform well. We will be below our planned international Hollister openings for this year, but this does not reflect a lack of excellent opportunities for new stores. Importantly, we have already taken steps to add resources to ensure that we keep the pipeline full going forward. It is very important to our plans that we achieve an accelerated rate of openings in 2011. We continue to work on additional flagship opportunities for 2011 beyond those already announced, as well as a longer list of opportunities for 2012.
From a sourcing standpoint, the costing benefits we obtained in the quarter significantly cushion the impact of the AUR reduction. We anticipate a modest cost benefit in the second half of the year despite much higher raw material costs. We are prepared for the Fall season to be a very competitive selling environment. I want to talk briefly about our direct-to-consumer business, where we are very pleased with the growth we have achieved. We want to sustain that growth going forward and are taking steps to do that, including adding resources, upgrading and expanding our platforms and continuing to allocate more inventory to direct-to-consumer.
We continue to be very focused on the key initiatives we laid out on previous earnings calls to drive improvements in our operating margins and return it toward historical levels. With that, I’ll hand the call over to Jonathan.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Thanks, Mike, and good morning, everyone. As already mentioned, I’ll be making reference to our investor presentation on a number of occasions during these comments. For the second quarter, the Company’s net sales increased 17% to $745.8 million and comp store sales increased 5%. Our direct-to-consumer business up 50% for the quarter and new international stores made significant contributions to our sales growth. International sales in total were $133 million, up 85% for the quarter.
A number of key sales metrics are included on page five of the investor presentation. Our gross margin rate for the quarter was 65.1%, down 150 basis points. The erosion of gross margin was primarily due to a 15% decrease in AUR for the quarter which was partially offset for a reduction in average unit cost. A summary of our operating expenses is included on page seven of the investor presentation. As a percentage of sales and excluding an impairment charge of $2.2 million, stores and distribution expense for the quarter decreased to 48.6% of sales from 52.1% last year.
Store occupancy costs for the quarter, excluding the impairment charge, were slightly below $160 million. For the third quarter, we anticipate store occupancy costs to be around $168 million. All other stores and distribution expense were approximately $203 million, or 27.2% of sales for the quarter. For the third quarter, we anticipate all other stores and distribution expenses as a percentage of sales to be close to the 25.2% of sales they represented in the third quarter of 2009.
MG&A for the quarter was $95.2 million, up 10% from $86.7 million in the second quarter last year. MG&A for the quarter included total equity incentive comps of $11.6 million as compared to $7.3 million last year. Also included in the MG&A is a $1.5 million net benefit of legal settlements offset by an adjustment to the SERP accrual. For the third quarter we expect MG&A to be up by a midteen percentage, driven by higher equity and incentive comp, higher net legal expenses and additional marketing investments.
Operating margin for the quarter was 4%, excluding the impairment charge, and represented a 260 basis point improvement over last year. The tax rate for the quarter was 27.2%, and benefited from the resolution of certain state and federal items during the quarter. On a full year basis, we expect the effective tax rate to be around 37%; however, the rate remains quite sensitive to the domestic international profit mix. Net income for the quarter was $19.5 million or $0.22 per diluted share, including a $0.02 loss per diluted share relating to the impairment charge.

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Turning to 2010 store openings, page nine of the investor presentation recaps our confirmed flagship openings. We also remain on track to open our first international Gilly store in London in the fourth quarter. Page 10 of the investor presentation summarizes our expected cumulative international store openings through the end of 2010. With regard to Hollister International stores we are now expecting approximately 20 openings for the year, down from our prior estimate of 25. This reflects a lower than expected conversion rate, in some cases, due to landlords being unable to deliver agreed space.
As Mike said earlier, we are working hard to ensure that we have sufficient deals in the pipeline to meet our future objectives for international Hollister openings and have added resources to fulfill that objective. Included in our expected 2010 Hollister openings are three stores in Spain. Domestically we expect to open three A&F stores including our first store in Puerto Rico, three Kids stores, three Hollister stores, two Gilly stores and five outlet stores. We will also open one A&F store in Canada.
Coming back to store closures, over the past few months we have reviewed our underperforming stores with a particular focus on leases expiring in the next couple of years. Based on that review we expect to close a total of approximately 60 domestic stores over the course of 2010 predominantly at the end of the year. Most of these closures will be by way of natural lease expirations and in the A&F and Kids brands. In addition we have a number of stores where we expect to complete buyouts or otherwise close earlier than the lease expiration date. In addition to 2010 closures we currently expect approximately 50 additional stores to close during 2011, predominantly by way of natural lease expirations but including a small number of early closures.
The total number of closures could increase if we are able to negotiate additional buyouts on underperforming stores with later lease expirations. The impairment charge of $2.2 million taken in the quarter relates to stores currently expected to close earlier than their natural lease expirations, most of which were included in prior impairment charges. We anticipate incurring some additional charges for store closures related to lease buyouts, de-branding costs and other items and we’ll disclose these charges as they are incurred.
Inventory at the end of the second quarter was up 47% at cost compared to a year ago. The composition of this increase in dollar terms is shown on page 12 of the investor presentation and comprises $25 million for higher Spring carryover, $25 million for higher on hand basic inventory, $61 million for higher on hand Fall inventory and $44 million for higher inventory in transit. In particular, given the wear now trend of the business, we are comfortable with our higher Spring carryover.
With regard to Fall and basic inventory, the increase includes a significant change in the timing of receipts compared to last year. We believe this is necessary to correct for the fact that we were significantly underinventoried and below presentation standards coming into the Fall season last year. For the Fall season as a whole, we have bought to a mid single digit comp, in addition to which we have added inventory, to support high growth rates in DTC and in our international business. We expect inventory levels to remain significantly elevated on a year-over-year basis at the end of the third quarter before moderating at the end of the year.
We now expect total CapEx for 2010 to be approximately $200 million, including $160 million related to new stores, store refreshes and remodels and approximately $40 million related to IT, DC, and other home office projects. The reduction in CapEx is the result of lower store openings combined with achieving CapEx reductions on committed projects.
This concludes our prepared comments section of the call. We are now available to take your questions. Please limit yourself to one question so that we can speak with as many callers as possible. After everyone has had a chance, we will be happy to take follow-up questions. Thank you.
QUESTION AND ANSWER
Operator
(Operator Instructions). For our first question, we go to Jeff Klinefelter with Piper Jaffay.

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Jeff Klinefelter — Piper Jaffray — Analyst
Hi, yes, thank you. Good morning, everyone.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning, Jeff.
Jeff Klinefelter — Piper Jaffray — Analyst
Just wanted to maybe dig a little bit further into the inventory. There are concerns out there that denim trends have become very soft across multiple channels of distribution. I know that you guys have been sharper or more aggressive with some of your pricing in that category. Obviously it’s working with the comp trends. Could you address within that inventory or would you want to go more specific in terms of how much is denim actually and what your expectations for denim pricing would be heading through the balance of the back-to-school and Fall season?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hi, Jeff, good morning. I guess we broke out that analysis, the component of basic as part of the increase. I don’t think we’re going to necessarily break that out any further, but I think what we’ll say clearly overall is that we’re comfortable with the position that we’re in, and I think that’s on a general level as well as in specific categories.
Jeff Klinefelter — Piper Jaffray — Analyst
In terms of pricing going forward, Jonathan in the back-to-school season and particularly on denim what are expectations?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Well, I think as Mike said earlier, Jeff, we’re prepared for an aggressive promotional environment. We have the inventory to support that and I think we’re going to see how that plays out a little bit over the course of the season.
Jeff Klinefelter — Piper Jaffray — Analyst
Okay, thank you.
Operator
And we go next to Janet Kloppenberg with JJK Research.
Janet Kloppenberg — JJK Research — Analyst
Good morning, everyone, and congratulations on a great quarter.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you, Janet.
Janet Kloppenberg — JJK Research — Analyst
Mike, on the last call you talked a little bit about concerns about rising cotton prices and other sourcing pressures that were coming out of the Far East, notably China. I wondered if you could talk about the outlook for price increases in the Spring season. I think you made reference to the fact that you’ll have some actual cost advantages here in the second half of the year but what the outlook is for the first half of next year and also if you could update us on the outlook for new A&F flagship openings beyond the Madrid store. Thanks.

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Okay, first, what our anticipation is for average unit cost, to back up for the Fall season, we think we’ll be lower than last year slightly, but the cost benefit is less in Fall than it was in the Spring season. We’re anticipating that our Spring average unit cost should be flat to last year, made up of two components, the rise in cotton prices will moderate but we see increasing labor costs, so it’s still a difficult environment out there for sourcing, but we think that we will be able to hold AUC’s to last year’s levels, which is not an easy task but we think we’re going to be there.
Janet Kloppenberg — JJK Research — Analyst
Great.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
The flagship openings, we did state that we still have an opportunity to open more 2011 stores and we do and we’re very close to being able to announce that. There are quite a few in the pipeline for 2012 in very exciting cities, with very exciting sales and profit opportunities, but I can’t say more than that today, but we’re working hard at it.
Janet Kloppenberg — JJK Research — Analyst
Okay, great. Jonathan one question on the inventory is there any way to delineate how many more markets your DC channel is servicing this year versus last and how much of the inventory increase would account for that?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Well, I mean, DTC is available pretty much to everybody. We have specific sites as we go into each country but in general, DTC is available to pretty much anybody, so but clearly we have a very high rate of growth in DTC, and that’s been supported by a much higher level of inventory than we’ve carried in the past and we certainly think that’s one of the factors in driving that DTC growth.
Janet Kloppenberg — JJK Research — Analyst
Is there any way to distinguish how much of the inventory increase is attributable to that?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
I guess we obviously do allocate inventory specifically to DTC. I think at this point, we haven’t traditionally broken that out. Might be something we’ll look at doing going forward.
Janet Kloppenberg — JJK Research — Analyst
Thanks a lot and good luck for the Fall season.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you, Janet.
Operator
We go next to Edward Yruma with KeyBanc.

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Edward Yruma — KeyBanc Capital Markets — Analyst
Hi, thanks very much for taking my question. I was wondering if you could talk a little about the stores that you’re planning on closing for 2010 and maybe give us some color behind their current performance metrics?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Sure, Ed. Happy to do that. We said there’s about 60 stores, a few of those have already closed in the first half of the year but most of them will be at the end of the year. Most of them are natural lease expirations but we do have some buyouts we anticipate as well as some kick outs and other early closures, which are the ones that drive the impairment charge.
Roughly speaking, those stores are averaging about $1 million of volume each and that particular group of stores has roughly flat EBITDA on a four wall basis on an annualized basis. That excludes other costs outside of the four wall and obviously that doesn’t pick up any transfer of business to DTC or other brands or other stores so we think the overall fact of closing will be positive to EBITDA because of that. For 2011, the number is a little less solid at this point just because it’s further away, but as we said we have about 50 stores that at this point we would expect to close and we have a number of stores beyond both of those populations that we would be very interested in closing if we were able to agree economically acceptable buyouts with the landlords, so that sort of remains on the docket and something we’re going to continue to work through.
Edward Yruma — KeyBanc Capital Markets — Analyst
Great. Thank you very much.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Thanks, Ed.
Operator
For our next question, we go to Brian Tunick with JPMorgan.
Brian Tunick — JPMorgan — Analyst
Thanks, and good morning guys.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Brian.
Brian Tunick — JPMorgan — Analyst
Just on some color. I don’t know if you said anything about international margins on your commentary, so I was just sort of wondering, how — the dollar clearly has been volatile the last six months, so how does currency impact how you think about planning either new countries or profitability of the international segment, and then how should we think how currency will impact the gross margins in the back half?

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Let me tell you those components, Brian. I guess in terms of international margins, the Hollister UK stores continue to be north of 30% on a four wall basis for the second quarter, as they were in the first quarter, so we’re very happy with that. I think for the rest of the stores it’s sort of too early really to start aggregating those but clearly we’re very happy with the performance of the other Hollister stores we have in Europe as well as the international flagships, which remain roughly around that $200 million aggregate volume between the three international locations we spoke to at the beginning of the year.
Currency impact for the quarter was on sales was under 1% year-over-year, so pretty modest. It’s something we continue to look at closely. We spend a lot of time taking our Board through all of the components of FX risk. We talked a little bit about that in the past. We do some hedging. We stress test our deals looking at the currency low over a five year period, which all of the currencies today are still above, so we spend a lot of time thinking about that and how we can mitigate the risk, but clearly, perhaps the single most important factor in that is the high operating margins we start with for each of the stores, which gives us some cushion against any currency exposure. Going forward, increasing the diversification of our global presence will also be an important part of that so that we’re diversified on a currency basis and then there are other things that we can do over time, including continue to evolve our hedging strategy.
Brian Tunick — JPMorgan — Analyst
And how about the impact on gross margins in the back half?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
We’re not anticipating a significant impact on gross margin from currency.
Brian Tunick — JPMorgan — Analyst
All right, thanks very much and good luck.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you.
Operator
We go next to Christine Chen with Needham & Company.
Christine Chen — Needham & Company — Analyst
Thank you and good morning.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning, Christine.
Christine Chen — Needham & Company — Analyst
Wondering, your eCommerce business is doing so well. Have you been able to use that to test product and is that something that you can react quickly enough to certain things that you have on the Internet only like the Epic product or selling and maybe getting it into different locations, and then when you talked about all concepts comping positive, is Gilly Hicks included in that? Thanks.

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Well, I’m delighted you ask about Gilly, because Gilly is doing very very well, and the existing stores are doing very well. We also opened a new 5,000 square foot store in Roseville a few weeks ago that is doing very well. Half the square footage of the first prototypes. We are very very pleased with Gilly, and the answer to that is that Gilly is comping positively. I’m not going to give you an order of magnitude but it — and I think you can see that in the stores.
The direct-to-consumer business, we have been experimenting with that. We have been testing categories direct-to-consumer and the direct-to-consumer results are proving to be pretty predictive of what happens in store. We’re fascinated with the potential of direct-to-consumer are in fact expanding our assortments. We have a major — major goal for that business and what you’re describing is very definitely a part of where we’re taking it. Thanks, Christine.
Christine Chen — Needham & Company — Analyst
Thank you and good luck.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thanks.
Operator
We go next to Stacy Pak with SP Research.
Stacy Pak — SP Research — Analyst
Hi guys. A question I guess two part question on the gross margin. Jonathan, can you answer whether the gross margin benefited from the valuation or shrink reserve in the quarter and if so, how much and secondly, Mike, are you, I mean you mentioned you sourced into it for current quarters. Are you sourcing into these promotions going forward? Is this what we should expect from the domestic business this year, how promotional you’ve been, and can you kind of address how the promotions fit with your idea of brand integrity, and again I’m really talking domestic. Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Sure. Let me just jump in on the first point, Stacy. Shrink, its contribution to gross margin was pretty flat last year for the quarter, probably about 0.1 different.
Stacy Pak — SP Research — Analyst
And how about the valuation reserve?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Well, that’s included. That’s rolled into that expense for the quarter.
Stacy Pak — SP Research — Analyst
Okay so it was all flat in terms of any benefit from reserve?

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Yes, pretty much. I mean you take the actual expense we booked and then you’ve got the opening and closing reserve amounts and that brings you to a net expense for the quarter, that expense was basically flat as a contribution to the gross margin rate versus last year.
Stacy Pak — SP Research — Analyst
Right.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Okay, let me address the second part of your question. Clearly, we are in a promotional environment domestically. We would anticipate that Hollister is going to continue for the foreseeable future to be pretty promotional. We would anticipate A&F and Kids tapering off as the environment improves.
Now, I think the third part of your question, how do promotions fit in with the brand integrity domestically is an important one, and I think that can be answered by looking at our stores. Our stores do not look as if they’re on fire sale. They don’t look as if they’re on sale. There’s a taste level, a quality standard of our presentation and merchandise that speaks to the brands, and I think that is a very very important statement.
A lot of what we should be talking about today, honestly, guys, can be answered by you going into the stores and seeing what’s going on. How do we look, what kind of excitement level is in the stores, are we living to our standards of being the aspirational brands from a merchandise point of view, presentation, merchandise quality, presentation, on trend, marketing, and I believe the answer to that question is a resounding yes.
Stacy Pak — SP Research — Analyst
Okay, thanks, Mike. Good luck.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you.
Operator
And we go next to Evren Kopelman with Wells Fargo Securities.
Evren Kopelman — Wells Fargo Securities — Analyst
Thank you, good morning. Two quick questions. One is on the inventory, the spring carryover, the $25 million, was that higher than your plan and if so can you give us any color in terms of how much and then the second question is on the closures. You said for the 2010 closures, the 60 stores had a flat EBITDA on a four wall basis. Can you give us the same metric for the 2011 closures, the 50 stores, where they are on a four wall basis?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hi, good morning. On the spring carryover, it was slightly ahead of where we expected but not at a level that makes us uncomfortable, so overall we’re very comfortable with that particularly for the reasons we talked about earlier on. The 2011 class of stores, I don’t have that number right in front of me but that’s something we’ll include in the call as that number gets firmed up going forward.
Evren Kopelman — Wells Fargo Securities — Analyst
Great. Thank you, good luck.

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Thank you.
Operator
We’ll go next to Michelle Tan, Goldman Sachs.
Michelle Tan — Goldman Sachs — Analyst
Great. Thanks.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Michelle.
Michelle Tan — Goldman Sachs — Analyst
Hi guys. I was wondering if you could give us any color following up on kind of the plans for Fall about where you see the AUR going through the balance of the year. You’re starting to anniversary some of the promotional activity from last year but obviously the plan is to drive sales so I’m just curious kind of degree of magnitude we should be thinking about for AUR.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hi, Michelle. Yes, I think overall with regard to the Fall, we’ll continue to get a cost benefit year-over-year although it will be less than in the Spring. The AUR comparison also becomes more favorable particularly in the fourth quarter. For a combination of those reasons the gross margin pressure is a little greater in Q3 than in Q4 given how they intersect, although the markdown reserve at the end of the third quarter can have a significant effect on that, but I think the overall call out is that we’re prepared and plan for an aggressive promotional environment and are ready to deal with that, if that’s how things end up playing out for the season.
Michelle Tan — Goldman Sachs — Analyst
Great, and Jonathan, would you expect the pressure in third quarter to be more than second quarter in terms of gross margin?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
We’re not saying that at this point. I don’t think we’re saying specifically either way in terms of where the gross margin rate is going for the season. I think there is still some fairly significant variables in play, particularly on the promotional environment, so at this point we’re not saying that it’s going to be erosion or that it’s going to be erosion at a greater or lesser rate than prior quarters.
Michelle Tan — Goldman Sachs — Analyst
Okay, fair enough. Thanks for the help and good luck.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Thank you. Thanks, Michelle.

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Operator
We go next to Richard Jaffe with Stifel.
Richard Jaffe — Stifel Nicolaus — Analyst
Thanks very much guys. Could you talk about Hollister internationally, where, you mentioned Spain and talk about the lessons you’ve learned in more urban settings in London versus some of the more I guess suburban type settings and how you see Hollister unfolding as an international business?
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Let me grab that, Richard. The Hollister business in the UK is excellent. That’s the only way we could describe it. It’s excellent in the London suburbs.
It’s excellent in virtually everywhere it is, regardless of suburban London. It tends to be stronger in the London immediate suburbs but it is hugely powerful outside of London as well. We have a store in Cardiff that is absolutely extraordinary. I think every man, woman and child must be talking around with our stuff there. The business is strong, incredibly strong in Germany in Frankfurt and in Rome.
We think that Hollister is playing and has the potential to play everywhere at very satisfying returns from a volume and a profit perspective. We will be pushing Hollister for mall growth throughout Europe and elsewhere. We’re very comfortable and confident of this concept and its ability to play in a mall environment and to play in a mall environment where the name is virtually unknown before it appears. It has that appeal to grow based upon the experience and the merchandise that we offer.
Richard Jaffe — Stifel Nicolaus — Analyst
And of the inventory build up, would you say it’s disproportionately weighted to Hollister given its growth?
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I don’t know. Jonathan?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Not significantly, Richard, no. If you look year-over-year we’ve also got more flagships this year than we had a year ago in A&F, so to some extent it follows store count but there isn’t a material difference between Hollister and the other brands.
Richard Jaffe — Stifel Nicolaus — Analyst
Great. Thanks very much.
Operator
We go next to Lorraine Hutchinson with Banc of America Merrill Lynch.
Lorraine Hutchinson — BofA Merrill Lynch — Analyst
Thank you, good morning.

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning, Lorraine.
Lorraine Hutchinson — BofA Merrill Lynch — Analyst
For the international Hollister business it sounds like the decrease in store expectations was mostly timing. I was just hoping you could share some of your learning on the different real estate markets and the international markets that you’re entering and then also any steps that you can take to ensure that you really do accelerate the pace of those openings in 2011 and beyond.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good question. Jonathan?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Yes, good morning, Lorraine. I think you’re right. Some of it was timing. There were a couple of stores that just pushed out into the Spring and a couple that have fallen through. I think the main conclusion we’ve drawn from it is that our traditional conversion rates in the US are going to be somewhat lower internationally particularly as we get into new countries and as we learn those markets so the main conclusion is we have to have more opportunities in the top of the funnel to drop through our required number of completed deals for each year, so that’s what we’re working very hard to effect and to make sure we have enough deals in the pipeline to get to where we want to be in 2011 in terms of signed and completed deals.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
And we have strengthened our real estate organization so that we’re capable of doing that. We’ve added two very high level people in that organization. We are giving that part of the business lots of resources.
Lorraine Hutchinson — BofA Merrill Lynch — Analyst
Thank you.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thanks, Lorraine.
Operator
For our next question we go to Robert Samuels with Phoenix Partners.
Robert Samuels — Phoenix Partners — Analyst
Hi, good morning. Just following up on a previous question, Mike, given the lower price points are you beginning at all to see a different type of customer shopping in your stores particularly the adult stores?

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I’m thinking about that question, Robert, and I would say no. We still attract our target customers in terms of age and aspiration. I think we might be getting some more of those customers back but clearly, we are populating the stores and doing more business. I would not say it’s a different customer. I’m reflecting on this but I think it’s probably getting more of our target customers back.
Robert Samuels — Phoenix Partners — Analyst
Thanks.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you.
Operator
We go next to Dorothy Lakner with Caris & Company.
Dorothy Lakner — Caris & Company — Analyst
Thanks, good morning everyone.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Dorothy.
Dorothy Lakner — Caris & Company — Analyst
I wonder if you could just going back to the store closings, is there anything common amongst those in terms of geographical distribution, anything — any more color you can lend to that or type of mall that — where you’re not seeing what you want to see? And then secondly, just wondering how the response has been to the return of the quarterly to A&F. Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Let me take the first one. The malls in which those stores are in are predominantly C malls, and if the concentration of stores we are closing this year relative to the total population is partly a function of the fact that these are the malls that at the end of the A&F chain expansion for the malls we were going into roughly 10 years ago, and they were frankly in most cases, never particularly good stores and if you look how they performed over the last few years, they’ve sort of consistently underperformed the other metrics of the chain and in most cases, gradually got relatively worse than the chain, so we feel as well as the economics of closing these stores also helps us with the overall brand positioning and as Mike spoke to earlier, if you look at the higher end of the A&F chain in the tourist stores, things have been going extremely well, they’ve been relatively outperforming. You typically don’t do the promotions there which I think has just added more impetus to the heart of these lower end stores.
Dorothy Lakner — Caris & Company — Analyst
Right and then for 2011, just to tag on to that, should we assume most of those closings will occur at the end of the year as well?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Primarily, yes.

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Okay, I’ll respond to the quarterly. I think the excitement in our marketing for back-to-school has to do with the key themes for each brand and the theme as you know for A&F was screen test which was built around the quarterly but the quarterly was a part of it. We use this in multiple ways, in store, website, social media, even you heard on the in store sound system, building the theme screen test, and I think it is a lot of fun, has created a lot of excitement, and the quarterly is clearly a part of that.
It’s getting back to our roots, but we also had a theme for Hollister, Catch the Perfect, which I think has been a lot of fun, successful, targeted to that customer, and, I Majored in Gilly Hicks so these marketing themes I think are the head note or top note of what we’ve done from a marketing point of view for back-to-school and I think it speaks to the power of these brands and having a theme and putting everybody together in the same direction. This is an incredible team and they’ve performed.
Dorothy Lakner — Caris & Company — Analyst
Would you say also just much more integrated marketing program than you’ve had in the past? Is that fair with the Facebook and the e-mail marketing?
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Dorothy, you just said it better than I did.
Dorothy Lakner — Caris & Company — Analyst
Okay. Thanks.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you.
Dorothy Lakner — Caris & Company — Analyst
No problem.
Operator
We go next to John Morris with BMO Capital.
John Morris — BMO Capital Markets — Analyst
Thanks, congratulations as well to you guys on a good quarter.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thanks, John.
John Morris — BMO Capital Markets — Analyst
Yes, Jonathan, a quick question on inventory we’ve asked it a lot of different ways but unless I missed it, presumably it’s up also due to pricing and the mix so I’m wondering can you give it to us in terms of how much it’s up in terms of units, and give it to us that way, and then also the lower tax rate we saw in the quarter, a little clarification on the tax rate adjustments that you’re referring to in the release and what we would expect go forward and for the year on the tax rate?

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Yes, well, just taking the first one, John. With AUR being lower — the number of units, the fact is that inventory is somewhat greater than the percentage increase in inventory at cost. I can’t give you a precise number but that’s directionally the case. On the tax rate, we’re saying approximately an effective rate of 37% for the full year. I think we’ve previously said mid-30s so it’s going to be the higher end of that range.
What happened during the quarter was that we had some provision to return adjustments as a result of tax years being closed out, and we also resolved some pending tax matters that, essentially at this point, we have no FIN 48 liabilities left on the books, so it’s essentially fairly significant pending items that have now been resolved and relative to what we had accrued for them, we got a benefit in the quarter which rolls through into that overall effective rate projection for the year. As we said on the call, the rate is still quite sensitive to the domestic international profit mix, so we could still move around a little bit if that makes moves, but at this point, that’s what we would expect.
John Morris — BMO Capital Markets — Analyst
And theoretically would Q3 and Q4 tax rates be about the same, or would one of the quarters be more affected than the others?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Yes, I guess what we do and of course we have the straight line for the overall rate for the year but then if you have discrete period items you have to book those in the quarter in which they occur and the things that happened in the past quarter were of that nature, so all other things being equal, we would expect the rate to be even for the balance of the year to get us to that overall effective rate, but if there are discrete period items, then they can’t impact the reported rate in a particular quarter.
John Morris — BMO Capital Markets — Analyst
Right. Okay, thanks very much.
Operator
We go next to Jennifer Black with Jennifer Black & Associates.
Jennifer Black — Jennifer Black & Associates — Analyst
Good morning and let me also add my congratulations.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you. How are you?
Jennifer Black — Jennifer Black & Associates — Analyst
I’m great. Thank you very much. I wondered, Mike, if you could talk about where you are as far as right sizing Gilly Hicks, what do you see as the number of stores when you look out domestically and internationally and then I wondered if you could talk about what’s been working, what are you the most excited about in reference to Gilly Hicks and do you see further opportunities in new categories? Thanks so much.

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Okay, I talked about how excited we are about Gilly. I think what’s happening with Gilly is that we’re getting improvement with the product, the pricing, and we’re targeting the customer very well. We know who she is. She is the Hollister and A&F girl, so we’re on track in terms of the customer. We are getting on track in terms of the two categories that are new to us, bras and underwear, we’re learning an awful lot about those categories and they are performing very well.
We see options for Gilly. We’re going to test it in London. We are going to be testing it in the new 4700 gross square foot concept, it’s roughly half of the old concept. We opened that concept in Roseville in Sacramento a few months ago, and we are very very pleased with the results in terms of the productivity we’re getting there versus the store that’s twice as big, and as a matter of fact, I haven’t been able to get to that store, but I understand that Amy Noblin visited the store and if she’s on the call maybe she could tell us what she thought of it. Amy, are you out there? Okay, and I haven’t talked to her about this and she wasn’t expecting it, but we’re very excited about the potential of the categories, bras and underwear and it is yet to be determined we’re experimenting how we’re going to be distributing those and we’re not closing any doors but we’re thrilled with the brand Gilly Hicks and its potential.
Jennifer Black — Jennifer Black & Associates — Analyst
Do you have a vision as far as the number of stores when you look out or what you’d like to see?
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Sure, but it’s going to depend on the international versus the domestic. Clearly, we have the kind of domestic potential that we’ve seen in Hollister. It’s less than Hollister but it’s a high number in the hundreds but most intriguing, let’s just put it this way. If there’s a place for a Gilly, every place that there is a Hollister and given the Hollister international rollout, that’s quite a business.
Jennifer Black — Jennifer Black & Associates — Analyst
Okay, great. Thanks so much and good luck.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Thank you.
Operator
We go next to Robin Murchison with SunTrust.
Robin Murchison — SunTrust Robinson Humphrey — Analyst
Hi, thanks for taking my question. A couple of quick ones here. You’re signaling 60 stores closing this year, 50 next year, so 110 stores. Does this represent the majority of the store rationalization program, and then secondly, your tax rate presumably in 2011 would be lower given the elimination of domestic stores and then the rebalancing of domestic international profit mix. Would that be accurate? Thank you.

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hi, Robin. Just on the first point as we said earlier, there are an additional group of stores which we would be interested in buying out of and we’ll continue to look at the possibilities of doing that. I think with regard to sort of natural lease closures beyond 2011, other than the stores that are significantly under water that we would be interested buying out, we haven’t focused a lot of time on the other stores that are more kind of marginal to sort of okay stores, so we’ll review those as they come up and it’s probably too early to say, but if you look at the overall populations for each year, we’ve I think consistently said that the populations coming up in the next couple of years, i.e., this year, next year, a little bit in ‘12, we’re disproportionately included the underperforming stores so I would guess that overall we would say that by the end of 2012 at least we would be substantially through that rationalization. On your second point on tax rate, I think directionally that’s correct. We’ll give some more color on that toward the end of the year.
Robin Murchison — SunTrust Robinson Humphrey — Analyst
Thank you.
Operator
For our next question we go to Marni Shapiro with The Retail Tracker.
Marni Shapiro — The Retail Tracker — Analyst
Hi guys, congratulations and the stores look really great.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Thank you.
Marni Shapiro — The Retail Tracker — Analyst
I had a question it was sort of a bigger picture question about the stores. You said EBITDA was flat. Are you closing some of these stores to what I call snob appeal because as there’s fewer Abercrombie Kids stores, the brand becomes almost more coveted and how does that work into your process when you think about Hollister? Should Hollister have that same kind of snob appeal and can you still capture the sales from Abercrombie and move it direct or online?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Let me take the first piece at least, Marni. Yes, in aggregate, they’re approximately flat which means there’s a few stores in there that were generating some modest positive EBITDA although frankly not very much in an individual case. When we look at it store by store we look at the trend of the store over time relative to the chain, what other stores are nearby that might pick up some of that business. I don’t think we’d attribute any of it to purely kind of “snob appeal” but if a store is in a mall that we think is deteriorating, even it might be making a little bit of modest EBITDA, we’ve been inclined as we said for some time to be aggressive in going after those stores. I’m not sure I fully understood the second part of the question.
Marni Shapiro — The Retail Tracker — Analyst
Well, I guess my feeling is as you close some of the Abercrombie and Kids stores which I think is actually a good thing for that brand, because it’s a higher end brand. I don’t think it needs to be everywhere but I don’t think Hollister necessarily plays the same way that Abercrombie and Kids does, so how do you look at that, if the store could be making money, but the mall is not great Abercrombie doesn’t belong there because it’s a better brand how do you think about that in terms of Hollister?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Okay, I think I completely agree with what you’re saying. I think the A&F brand in particular will be a healthier chain with a smaller footprint. We don’t necessarily believe that about Hollister. We think the current footprint in terms of aggregate store count is probably not too far off from where it should be, so we’ll have a few Hollister openings, a few Hollister closings, we don’t at least at this point anticipate a significant change in the store count for Hollister.

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Marni Shapiro — The Retail Tracker — Analyst
Great. That makes sense. Thanks guys. Good luck for Fall.
Operator
We go next to Laura Champine with Cowen and Company.
Laura Champine — Cowen and Company — Analyst
Good morning. I listened to your comments on product costs and AUR, and it sounds as if we should see gross margin at least flatten by Q4, but in Q3, I just wanted to confirm that you don’t feel like the inventory build will impact your gross margins there and then also test my assumption that your gross margins might start flattening out even in Q3.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
I think, Laura, what we’re saying on the inventory is that we have the inventory we think we need to drive the business. I think with regard to gross margin for the floor as a whole, there’s probably really nothing much to add to what we said earlier which is some further costing benefit but less than in the Spring and AUR comparison that gets easier in the fourth quarter in particular and the intersection of those two things putting more pressure on Q3 gross margin than Q4 but at this point we’re not directionally saying where we think that leaves us in terms of the gross margin rate. The other thing that comes into play in Q4 is we have more international stores opening with higher gross margins which from a mix standpoint helps with the rate as well in Q4.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I’d like to make one final point. For those of you who have followed us over the years, I think you’ve known that inventory has never been a problem for us.
Laura Champine — Cowen and Company — Analyst
Thank you.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you.
Operator
We go next to Roxanne Meyer with UBS.
Roxanne Meyer — UBS — Analyst
Great, thank you. I just wanted to follow-up on your earlier comments with regards to the promotional strategy going forward and that you said Hollister will continue to be more promotional and that and A&F and Kids will taper off as the environment improves. I guess I just wonder just given what is the reality that A&F could stay promotional for at least the next six months or more just given that the environment doesn’t seem to be showing any signs of improvement, what are your expectations there and then you’ve done some very successful work with bounce backs and gift cards. Are those going to be a more permanent part of your promotional strategy going forward?

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I don’t think we should comment on that truthfully. We’re prepared for, I think we said we’re prepared for a highly promotional environment. I think that the take away is that we’re getting more efficient with how we’re promoting and we’re learning more about it. I wouldn’t want to talk specifically about what we’re going to do for the next six months, but thank you.
Roxanne Meyer — UBS — Analyst
Thank you.
Operator
And we go next to Dana Telsey with the Telsey Advisory Group.
Dana Telsey — Telsey Advisory Group — Analyst
Good morning, everyone.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi.
Dana Telsey — Telsey Advisory Group — Analyst
Hi. The stores do look much better as I’ve been walking through the stores the traffic has picked up which is so nice to see. As you think long term about the business Mike you’ve talked about potentially a 15% operating margin target. As you see what’s changing now the complexion of getting there or how you get there by brand and also just by product category, anything you’re analyzing at that seems different to how you would have thought about it? Thank you.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I think that’s a really good question and that number is very much at the top of our heads. There’s also a plus after it, it’s 15 plus because at our best times, there was a 2 in front of it. I think the question is how are we thinking about it, and it’s really the same way we’ve been thinking about it for quite a while. How do we achieve this? One, improving domestic productivity, which includes reviewing underperforming stores that we continue to do, achieve accretive international growth, that we continue to focus on, return gross margin to historical levels. We continue to push for that and we think that over time, we will get there.
Our point of view hasn’t changed about that. Maintain tight expense controls which we continue to do, achieve the Gilly Hicks road map goals, which we believe we are doing, and direct-to-consumer growth. These are all the levers for this 15% number, and I believe that we are, we don’t want to talk specifically about each of those objectives but I think we’re thinking the same way about them that we were six months ago. Thank you, Dana.
Dana Telsey — Telsey Advisory Group — Analyst
Thank you.

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Operator
We go next to Amy Noblin with Weeden.
Amy Noblin — Weeden & Co — Analyst
Thanks, my questions have actually been answered at this point, but while we’re on, Mike, I’ll answer your question regarding the new Gilly Hicks format. We actually thought it looked great. I thought it was much more shoppable without the long alley, and the well edited bra assortments, so I think the best way to summarize it is it was a more intimate shopping experience, no pun intended, but certainly looked a lot better so glad to hear it’s doing well. Congrats and good luck for the second half.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you and that wasn’t rehearsed, everybody.
Amy Noblin — Weeden & Co — Analyst
No, it wasn’t.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thanks, Amy.
Operator
For our next question we go to Howard Tubin with RBC Capital Markets.
Howard Tubin — RBC Capital Markets — Analyst
Oh, thanks. Just maybe one more question on marketing, Mike. Maybe for the second half of the year, excluding price related promotions, can you give us an idea of what you have planned on the marketing front for Fall?
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
No. I’m sorry, we really can’t. We will unveil them as the time dictates. This is pretty confidential, but thanks for the question.
Howard Tubin — RBC Capital Markets — Analyst
All right, fair enough, thanks.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Okay.
Operator
We go next to Sam Panella with Raymond James.

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
Sam Panella — Raymond James — Analyst
Thank you. Knit tops has been a weak category for you. Mike, can you just address what you’re doing to impact this category? Thank you.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Sure. We’re working very hard at it. We’re working very hard at all female. I can tell you that female is clearly starting to trend. There are categories that are trending very well. I really don’t want to get into specifics. I’ll say that there are parts of the knit business that are starting to trend very well. Again, I think you can see what those categories are by looking at our stores today, looking at the major statements that we’re making and I can say to you that the statements we are making are the places where we’re getting traction in the business. But there has been clear progress there.
Sam Panella — Raymond James — Analyst
Great. Thanks and good luck.
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you.
Operator
For our final question, we go to Linda Tsai with MKM Partners.
Linda Tsai — MKM Partners — Analyst
Yes, hi. Following up on the last question as you’re planning for Spring 2011 in terms of the product, what are some of the merchandising changes we might expect to see and what categories are you going to invest in more heavily and where might you pare back?
Michael Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I think that’s a great question but one that I really would rather not answer and if anyone other than someone in the Company at this point, but keep watching and again, go into the stores today and you can get a very strong feeling for how we’re operating the business.
Eric Cerny — Abercrombie & Fitch Co. — Manager — IR
Thank you, Linda. Thank you everyone for joining us today. This will conclude our second quarter earnings call, thank you.
Operator
And again, ladies and gentlemen, this does conclude today’s conference. Thank you for your participation.

Final Transcript
Aug 17, 2010 / 12:30PM GMT, ANF — Q2 2010 Abercrombie & Fitch Co. Earnings Conference Call
DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
© 2010 Thomson Reuters. All Rights Reserved.